Exhibit 99

Granite Broadcasting Corporation Announces Intention to Market its San Francisco and Detroit Stations

Amends Existing Purchase and Sale Agreements

NEW YORK, Feb. 15 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today amendments to each of its agreements with wholly-owned subsidiaries of AM Media Holdings, LLC, (“AM Media”) relating to the sale of Granite’s WB-affiliated television stations, KBWB, Channel 20 in San Francisco, California and WDWB, Channel 20 in Detroit, Michigan. The amendments eliminate the exclusivity, or “no-shop,” clause in each agreement, thereby freeing the Company to engage in dialogue with other parties interested in acquiring the stations while AM Media continues to evaluate its interest in the transactions in light of the recent announcement by the WB Network that it will cease operations in September 2006. In addition, the amendments allow either party to terminate the agreements at any time.

Commenting on today’s announcement, W. Don Cornwell, Chief Executive Officer of Granite Broadcasting Corporation, said, “The recent announcement by the WB Network has led AM Media to decide not to proceed forward with the transactions as originally contemplated. As AM Media continues to evaluate its interest in these stations, these amendments give us the ability to actively engage in dialogue with other interested parties. While it is our intention to sell the stations, we are prepared to operate them as independents in September.”

Granite Broadcasting Corporation owns and operates, or provides programming, sales and other services to 20 channels in the following 8 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Fort Wayne, Indiana; Peoria, Illinois; and Duluth, Minnesota-Superior, Wisconsin. The Company’s channel group includes affiliates of the NBC, CBS, ABC, WB and UPN networks, and reaches approximately 6% of all U.S. television households.

This press release and related statements by management contain forward- looking statements, which represent the Company’s expectations or beliefs concerning future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. While we believe these judgments are reasonable, the Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation, failure to sell the Company’s WB affiliates, the ability to operate the WB affiliates as independents, the ability to generate sufficient cash flows, general economic conditions, competition in the markets in which the Company’s stations are located, technological change, pricing fluctuations in national and local advertising, innovation in the broadcasting industry, geopolitical factors and changes in laws, regulations and tax rates. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10K filed with the Securities and Exchange Commission (“SEC”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

CONTACT: Press: W. Don Cornwell, Analyst: Larry Wills, both for Granite Broadcasting Corporation, +1-212-826-2530